OPTION TO PURCHASE

This Option to Purchase (this “Agreement”) is entered into effective October 4, 2024 (the “Effective Date”), by and between RSE INNOVATION, LLC (“Optionee”) and Wyoming Dinosaur Discovery, LLC, GeoDecor, Inc., and Tom Lindgren (collectively, the “Optionor”) and Alan J. Ginsberg (“AJG”).

WHEREAS, Optionor has good and valid title to the asset described on Schedule A hereto (the “Asset”), free and clear of all encumbrances, and wishes to sell and assign the Asset to Optionee, and Optionee wishes to purchase the Asset from Optionor; and

WHEREAS, Optionee has acquired from AJG his Option Purchase Agreement with Optionor, dated September 30, 2024 and has attached such option hereto as Exhibit B, and further, Optionee has assumed all of the rights and obligations therein for total consideration, payable to AJG, described in Schedule A; and

WHEREAS, Optionee intends (a) to contribute the Asset to a series of Optionee (the “Series”); and (b) to offer to the public ownership interests in the Series (“Series Interests”) in an offering (the “Offering”) exempt from registration under the Securities Act of 1933, as amended (the “Act”), pursuant to Tier 2 of Regulation A, as amended, promulgated thereunder (“Regulation A”).

NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants, and agreements contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Optionee and Optionor (each, a “Party” and, collectively, the “Parties”) hereby agree as follows:

1.Grant of Option.  Subject to the provisions set forth herein, Optionor hereby grants Optionee the exclusive and irrevocable right and option (the “Option”), but not the obligation (unless such Option is exercised as provided for herein), to purchase the Asset for a purchase price of Thirteen Million Six-Hundred-Twenty-Five Thousand Dollars ($13,625,000.00) inclusive of the equity consideration set forth in Section 2(b) below (the “Purchase Price”).  The term of the Option shall commence on the date hereof (the “Effective Date”) and shall expire upon the earliest of (the “Option Expiration Date”): (a) December 31, 2025, (b) the successful Closing (as defined below) of Optionee’s exercise of the Option hereunder, or (c) the date of termination of this Agreement pursuant to Section 7 below, unless otherwise determined through mutual written agreement of the Parties.

2.Option Exercise.  Optionee shall have the right, but not the obligation, to exercise the Option at any time on or after the Effective Date and through the Option Expiration Date (the “Option Period”). It is hereby acknowledged and agreed that the Option hereby granted constitutes a present and absolute grant of the Option as of the date hereof. In order to exercise the Option, Optionee shall deliver prior to the Option Expiration Date a written notice of exercise (the “Exercise Notice”) to Optionor specifying the date (the “Closing Date”) on which settlement hereunder shall occur (the “Closing”); provided, however, that the Closing Date shall be no fewer than one (1) days after the date of the Exercise Notice and no later than one (1) days after the end of the Option Period. Upon Optionee’s exercise of the Option as above provided, this Agreement will automatically become an agreement by Optionor to sell and convey the Asset to Optionee and an agreement by Optionee to purchase the Asset from Optionor, in each case upon the terms and conditions set forth herein. If Optionee delivers an Exercise Notice, Optionee agrees:

a.to pay Optionor Three-Million-One-Hundred-Twenty-Five Thousand Dollars ($3,125,000) by wire transfer to Optionor of immediately available funds, on the Closing Date less any

Option Acquisition Payment (as defined below) paid to AJG, and less any Prepayment (as defined below) made per the conditions outlined in Schedule A hereto.

b.To issue to Optionor pursuant to the Offering that number of Series Interests having a value equal to Ten-Million-Five Hundred Thousand Dollars ($10,500,000.00 USD) less any Option Acquisition Equity issued to AJG (the “Equity Value”), which number of Series Interests is calculated by dividing the Equity Value by the price per interest applicable to such Series set forth in the Offering Statement on Form 1-A, as filed with and qualified by the Securities and Exchange Commission, provided that Optionor shall comply with customary procedures and requirements applicable to other investors in Series Interests as Optionee or its affiliates determine, in their sole discretion, to be necessary and advisable (the “Procedures”).

3.Representations and Warranties of Optionor.  Optionor has all necessary power and authority to enter into this Agreement, to carry out its obligations hereunder and to consummate the transactions contemplated hereby.  Optionor hereby represents that the name, year, and authentication information set forth on Schedule A and delivered to Optionee are true and accurate with respect to the Asset.  Optionor now has and on the Closing Date will have (a) good and marketable title to the Asset, free and clear of all liens and encumbrances and (b) full right, power and authority to effect the sale and delivery of the Asset pursuant to this Agreement.  Upon the Closing, including payment of the Purchase Price, Optionee will receive good and marketable title to the Asset, free and clear of all liens and encumbrances.  This Agreement constitutes a legal, valid and binding obligation of Optionor, enforceable against Optionor in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally.  Optionor represents and warrants that, as of the date hereof, either (x) the value of the Series Interests to be delivered to Optionor pursuant to Section 2(b) complies with the investment limitations set forth in Regulation A or (y) Optionor is an “accredited investor” as that term is defined in Regulation D promulgated under the Act (collectively, a “Qualified Purchaser”).  Optionor agrees to promptly provide Optionee and its affiliates with such other information as may be reasonably necessary for them to confirm the Qualified Purchaser status of Optionor prior to the Closing Date, including an Investor Certification in a form satisfactory to Optionee.

4.Representations and Warranties of Optionee.  Optionee has all necessary power and authority to enter into this Agreement, and, in the event that the Option is exercised in accordance with the terms of this Agreement, to carry out Optionee’s obligations hereunder and to consummate the transactions contemplated hereby.  The execution and delivery by Optionee of this Agreement, and, in the event that the Option is exercised in accordance with the terms of this Agreement, the performance by Optionee of its obligations hereunder and the consummation by Optionee of the transactions contemplated hereby have been duly authorized by all requisite action on the part of Optionee.

5.Covenants of Optionor.  During the Option Period, Optionor shall maintain insurance with respect to the Asset in an amount and type of coverage typical for parties that own similar property, but in no case less than the value of the Prepayment plus the Option Acquisition Payment ($2,500,000.00). Optionor shall also use its best efforts to (a) store the Asset in a safe place with adequate and proper internal control systems; and (b) Optionor will actively continue to excavate the Asset and prepare it for professional museum grade mounting. Optionor agrees to provide Optionee with reasonable access to the Asset for the creation of marketing materials during the Option Period, and all such marketing materials shall remain Optionee’s sole property. Optionor will not advertise the Asset online, in print, on social media, or with a third-party dealer or listing service without Optionee’s prior written agreement. If the Asset is already listed or advertised for sale, Optionor agrees to immediately remove such listing or advertisement in its entirety, including any residual mention of the Asset being “for sale.”

6.Indemnification.  Each of the Parties shall indemnify and hold harmless the other and its members, managers, affiliates, agents, employees, attorneys and their spouses from and against any and all

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damages, losses, liabilities, deficiencies, actions, demands, judgments, costs and expenses (including reasonable attorneys’ fees) which the other may suffer or incur by reason of a breach of this Agreement by the breaching Party. Optionee shall indemnify and hold harmless AJG, Optionor and its members, managers, affiliates, agents, employees, attorneys and their spouses (the “Optionor Indemnified Parties”) from and against any and all damages, losses, liabilities, deficiencies, actions, demands, judgments, costs and expenses (including reasonable attorneys’ fees) arising from or related to the Series, Series Interests, Offering or any representation, warranty, act or omission of Optionee related to the formation, registration or sale thereof that is not the direct result of a breach of any representation or warrantee, or fraud, of Optionor.

7.Termination.  This Agreement may be terminated and the transaction contemplated herein may be abandoned at any time prior to the Closing (a) by the mutual written consent of the Parties. In the event of such termination or the expiration of the Option Period without an exercise of the Option, this Agreement shall be of no further force or effect, provided, that Sections 6, 7, 9, 10, 11, and 12 and the Prepayment Conditions of Schedule A shall survive such termination and continue in full force and effect.

8.Specific Performance.  Optionor agrees that Optionee will incur irreparable damage if Optionee does not receive good and marketable title to, as well as physical possession of, the Asset on the Closing Date, if any, and that Optionee shall be entitled to specific performance of the terms of this Agreement, in addition to any other remedy to which it is entitled at law or in equity.

9.Governing Law; Venue.  This Agreement shall be governed by, and construed in accordance with, the internal laws of the State of New York without regard to the choice of law principles thereof.  Each of the Parties irrevocably submits to the exclusive jurisdiction of the courts of the State of New York located in New York County and the United States District Court for the Southern District of New York for the purpose of any suit, action, proceeding or judgment relating to or arising out of this Agreement and the transactions contemplated hereby.

10.Survival.  Subject to Section 7, the terms and conditions of this Agreement, together with the representations, warranties and covenants contained herein or in any instrument or document delivered or to be delivered pursuant to this Agreement shall survive the execution of this Agreement and the Closing Date for the applicable statute of limitations regardless any investigation made by the Party making the claim hereunder.

11.Notices.  All notices, claims, demands and other communications hereunder shall be in writing and shall be deemed to have been given: (a) when delivered by hand (with written confirmation of receipt); or (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested).  Such communications must be sent to the respective Party at the set forth under its signature or such other address as the Party may hereafter specify by notice to the other Party given in accordance with this Section 11.

12.Miscellaneous.  This Agreement contains the entire agreement between the Parties with respect to the subject matter hereof and all prior negotiations, writings, and understandings relating to the subject matter of this Agreement are merged in and are superseded and canceled by, this Agreement.  It may not be modified or amended except by a writing signed by the Parties and is not intended to confer upon any person or entity not a party (or their successors and permitted assigns) any rights or remedies hereunder.  The Parties agree that the terms of this Agreement shall be kept confidential (except as may be required by law, rule or regulation of any governmental authority) and will not be disclosed to any individual or entity, except that either Party may disclose such terms as are reasonably necessary to their respective members, lenders, officers, directors, members, managers, employees, accountants, counsel and agents, with a reasonable need to know such information in their representative capacities, and all persons acting by, through, under or in concert with any of them.  Neither Party may assign either this Agreement

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or any of their rights, interests, or obligations hereunder without the prior written approval of the other Party.  This Agreement shall be binding upon and inure to the benefit of the parties and their successors and permitted assigns.  This Agreement may be signed in any number of counterparts, each of which will be an original with the same effect as if the signatures were upon the same instrument, and it may be signed electronically.  Any provision in this Agreement that is held to be invalid, illegal, or unenforceable in any respect by a court of competent jurisdiction will be ineffective only to the extent of such invalidity, illegality, or unenforceability without affecting in any way the remaining provisions hereof; provided, however, that the Parties will attempt in good faith to reform this Agreement in a manner consistent with the intent of any such ineffective provision for the purpose of carrying out such intent.  The Parties have read, understand, and agree to the terms of this Agreement and are duly advised and have had the opportunity to consult with counsel regarding this Agreement.

Signature page follows

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Each of the undersigned has caused this Asset Purchase Agreement to be duly executed and delivered as of the date first written above.

OPTIONOR:

Wyoming Dinosaur Discovery, LLC, GeoDecor, Inc., and Tom Lindgren

By: /s/ Tom Lindgren

Name: Tom Lindgren

Title: President

Address: ______

 ______________

Email Address:  ______________

ALAN J. GINSBERG:

By: /s/ Alan Ginsberg

OPTIONEE:

RSE Innovation, LLC

By: RSE Innovation Manager, LLC, its managing member

By: Rally Holdings LLC, its sole member

By: RSE Markets, Inc., its sole member

By: /s/ Christopher Bruno

Name: Christopher Bruno

Title: CEO

Address:   446 Broadway

  2nd Floor

  New York, NY 10013

Email Address: ___________

Signature Page to Asset Purchase Agreement

Schedule A

to Asset Purchase Agreement

ASSET:

▪BCQ24 Stegosaurus Skeleton (post completion of excavation from Morrison Formation, including all related naming and commercial rights.

▪Optionor agrees the Asset will be completely excavated, and professionally prepared and mounted to museum quality presentation standards on or before December 31, 2025 (the “Asset Delivery”).

YEAR:	▪Jurassic Period c. 150 million years ago
AUTHENTICATION:

▪Asset shall not be less than 65% original bone mass as obtained from a single fossilized Stegosaurus skeleton upon completion, as described in the bone map prepared and delivered by Optionor and attached hereto as Exhibit C.

▪Optionor to deliver documentation to substantiate authenticity and to document the excavation of the Asset from the Morrison Formation.

▪Optionor to deliver proof of title or ownership of Asset in a form acceptable to Optionee.

PREPAYMENT:

▪Optionee shall pre-pay to Optionor a total of $2,250,000.00, in cash, as follows: $1,125,000.00 within fifteen days of the execution of this Agreement; and, $1,125,000.00 before December 31, 2024 (the “Prepayment”).

▪The Prepayment is expected to assist in the cost of the completion of the excavation and the mounting of the Asset.

▪In the event the Option is not exercised during the Option Period, or this Agreement is Terminated for any reason, or if Optionor does not meet the conditions for Asset Delivery, the Prepayment shall be immediately converted into a lien on the Asset equal to $2,250,000.00. The lien shall not bear any interest cost, unless this Agreement is Terminated by cause of default of the Optionor, or if Optionor does not meet the conditions for Asset Delivery, in which case, the lien shall bear interest at an interest rate equal to the then current LIBOR (12-month) rate + 2.5% from the initial date of Prepayment until such time as the Prepayment is repaid to Optionee in full.

A-1

OPTION ACQUISITION PAYMENT:

▪Optionee shall pre-pay to AJG a total of $250,000.00, in cash, as follows: $125,000.00 within fifteen days of the execution of this Agreement; and, $125,000.00 before December 31, 2024 (the “Option Acquisition Payment”).

▪In the event the Option is not exercised during the Option Period, or this Agreement is Terminated for any reason, or if Optionor does not meet the conditions for Asset Delivery, the Option Acquisition Payment shall be immediately converted into a lien on the Asset equal to $250,000.00. The lien shall not bear any interest cost, unless this Agreement is Terminated by cause of default of the Optionor, or if Optionor does not meet the conditions for Asset Delivery, in which case, the lien shall bear interest at an interest rate equal to the then current LIBOR (12-month) rate + 2.5% from the initial date of payment of the Option Acquisition Payment until such time as the Option Acquisition Payment is repaid to Optionee in full.

OPTION ACQUISITION EQUITY:

▪Optionee to issue to AJG pursuant to the Offering that number of Series Interests having a value equal to One-Million-Two-Hundred-Fifty Thousand Dollars ($1,250,000.00 USD) (the “Option Acquisition Equity”), which number of Series Interests is calculated by dividing the Option Acquisition Equity by the price per interest applicable to such Series set forth in the Offering Statement on Form 1-A, as filed with and qualified by the Securities and Exchange Commission, provided that AJG shall comply with the Procedures.

POST OPTION EXERCISE:

▪Optionor shall continue to maintain and insure the asset at the GeoDecor facility in Tucson, AZ.

▪Optionor shall maintain the right to recommend and approve the venue and price at which the Asset is resold, which shall not be unreasonably withheld.

A-2

Appendix B

Asset Option to Purchase Agreement

[see attached]

B-1

Exhibit C

Asset Bone Map as of September 20, 2024

Red = currently identified BCQ24 bones as of 9/20/2024

C-1